EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-116398 on Form S-8 and in Registration Statement No. 333-119362 on Form S-8 of our reports dated March 1, 2007, relating to the financial statements and financial statement schedules of CB Richard Ellis Group, Inc. and management’s report on internal control over financial reporting, appearing in this Annual Report on Form 10-K of CB Richard Ellis Group, Inc. for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

Los Angeles, California

March 1, 2007